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                                                                     Exhibit 2.6


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         SCB COMPUTER TECHNOLOGY, INC.,
                            PARTNERS RESOURCES, INC.,
                              GLOBAL SERVICES, INC.

                                       AND

                               THE SHAREHOLDERS OF
                              GLOBAL SERVICES, INC.






                             DATED AS OF MAY 1, 1999
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                            ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT (the "Agreement"), is dated to be effective as of May 1, 1999 by and among SCB Computer Technology, Inc. ("SCB"), Partners Resources, Inc., an Arizona corporation and wholly owned subsidiary of SCB ("Buyer"), Global Services, Inc., a Colorado corporation (the "Seller"), and all of the shareholders of the Seller, as identified on the signature pages hereto (individually, a "Shareholder," and, collectively, the "Shareholders").

      WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Seller; and

      WHEREAS, the Shareholders desire to cause Seller to sell to SCB, and SCB desires to purchase from Seller, substantially all of the assets of Seller on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                      TRANSFER OF ASSETS AND PURCHASE PRICE

      1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, Seller agrees to sell, convey, transfer, and assign and deliver to Buyer, and Buyer agrees to purchase, receive, assume, and accept, good and marketable title to the assets used or useful to the business of Seller, whether tangible or intangible, real, personal, or mixed, including, without limitation, leases and leasehold improvements, contract rights, trademarks, service marks, trade names (including the right to the use of Seller's corporate name) and associated goodwill; cash and cash equivalents; inventory; receivables (including accounts receivable, loans receivable, and advances) and records related thereto; equipment, furniture, and fixtures; customer lists; sales data; supplies; computer systems (both hardware and software); licenses and permits; stock in subsidiaries; patents and copyrights; and know how (such assets being collectively referred to herein as the "Transferred Assets"). Without limiting the generality of the foregoing, it is agreed that the Transferred Assets will include, without limitation, all of the assets listed on Exhibit A hereto.

      1.2 Assumption of Liabilities. Except for the accounts payable set forth on Exhibit B hereto and Buyer's pro rata portion of any personal property taxes for calendar year 1999, neither SCB nor Buyer will in any event assume or be responsible for any liabilities, liens, claims,
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obligations, or encumbrances of the Seller or the Shareholders, contingent or otherwise, and the Transferred Assets shall be sold and conveyed to Buyer free and clear of all liabilities, liens, claims, obligations, and encumbrances. Without limiting the generality of the foregoing, in no event will SCB or Buyer assume or be responsible for:

            (a) any income, sales, property, franchise, use, or other tax of Seller or any Shareholder arising out of or resulting from the sale of the Transferred Assets pursuant hereto or any transaction of Seller or any Shareholder prior to or subsequent to the execution of this Agreement;

            (b) any liability, obligation, or cost resulting from any claim or lawsuit or other proceeding relating to the Transferred Assets or naming Seller, or any successors thereof, or the Shareholders as a party arising out of events, transactions, or circumstances occurring or existing prior to Closing (as defined herein);

            (c) any claim against SCB, Buyer, or Seller, which claim is based, in whole or in part, upon the failure of Seller, SCB, or Buyer to comply with laws applicable to bulk transfers; or

            (d) any accrued vacation or sick leave, any employee benefit, or any other employee cost of Seller.

      1.3 Purchase Price. Subject to adjustment as set forth in this Agreement, the aggregate consideration (the "Purchase Price") for the Transferred Assets payable by SCB to Seller will consist of an aggregate amount of $6,647,513 in cash (the "Cash Consideration"), $6,147,513 of which will be payable to Seller by wire transfer of immediately available funds at Closing (as hereinafter defined), and $500,000 (the "Escrow Amount") of which will be deposited on or prior to the Closing in an escrow account to be maintained with SunTrust Bank Nashville, N.A., as escrow agent (the "Escrow Agent"), which Escrow Amount shall be held for one year following the effective date hereof in connection with potential indemnification claims under Article 5 hereof and pursuant to the terms of an Indemnity and Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit C attached hereto.

      1.4 Allocation of Consideration.

            (a) The Purchase Price will be allocated among the Transferred Assets as set forth on Exhibit D. The parties hereto agree to cooperate in preparing and filing IRS Form 8594 reflecting the allocation set forth on Exhibit D and acknowledge and agree that such allocation was determined by arm's length negotiations and that none of them will take a


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      position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is inconsistent with such allocation.

      1.5   The Closing.

            (a) Time and Place. Subject to the terms and conditions of this Agreement, the Closing under this Agreement (the "Closing") will take place with the delivery of executed documents by all parties at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, to be effective as of 12:01 a.m. on May 1, 1999, or at such other time, date, or place as SCB, Buyer, Seller, and the Shareholders may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

            (b) Parties' Obligations at Closing.

                  (i) At the Closing, SCB and Buyer will deliver to Seller:

                        (A) $6,147,513 in cash by wire transfer of immediately
                  available funds pursuant to instructions delivered by Seller to SCB prior to Closing, together with a copy of the Escrow Agreement duly executed by SCB and the Escrow Agent and evidence, reasonably satisfactory to Seller, that the Escrow Amount has been duly delivered to the Escrow Agent;

                        (B) a copy of the resolutions of the Boards of Directors
                  of SCB and Buyer, certified by their respective corporate secretaries, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                        (C) employment agreements (the "Employment Agreements"),
                  substantially in the form of Exhibit E hereto, among SCB, Buyer, and each of Stephen K. McEvoy and Gary K. Hill, duly executed by SCB and Buyer;

                        (D) the Bill of Sale, Assignment and Assumption
                  Agreement relating to the Transferred Assets and the Assumed Liabilities, duly executed by Buyer, substantially in the form of Exhibit F hereto;

                        (E) such other certificates and documents as Seller or
                  its counsel may reasonably request.


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                  (ii) At Closing, Seller and the Shareholders will deliver to
            SCB and Buyer:

                        (A) the Bill of Sale, Assignment and Assumption
                  Agreement relating to the Transferred Assets, duly executed by the Seller, substantially in the form of Exhibit F hereto;

                        (B) such other instruments of conveyance, assignment,
                  and transfer, in form and substance satisfactory to SCB's counsel, as shall be effective to vest in Buyer good and marketable title to the Transferred Assets, duly executed by the Seller;

                        (C) Employment Agreements, duly executed by Stephen K. McEvoy and Gary K. Hill;

                        (D) a copy of the resolutions of the Board of Directors
                  and Shareholders of Seller, certified by the Seller's corporate secretary, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                        (E) an opinion of McGloin, Davenport, Severson and Snow,
                  legal counsel to Seller and the Shareholders, substantially in the form of Exhibit G hereto;

                        (F) any required consent or approval of a creditor,
                  contract party, or public or governmental authority to the transactions contemplated hereby;

                        (G) the Escrow Agreement, duly executed by Seller; and

                        (H) such other certificates or documents as SCB, Buyer,
                  or their counsel may reasonably request.


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                                   ARTICLE 2.

                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE SHAREHOLDERS

      Except as set forth in the disclosure letter delivered prior to the execution hereof to SCB (the "Seller Disclosure Letter"), Seller and the Shareholders, jointly and severally, represent and warrant to SCB and Buyer as follows:

      2.1 Assets. Seller is the lawful owner of the Transferred Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges, or encumbrances of any kind, and Seller has the full right, power, authority, and capacity to sell and transfer the Transferred Assets owned by the Seller. By virtue of the transfer of the Transferred Assets to Buyer, Buyer will obtain full title to the Transferred Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges, and encumbrances of any kind.

            (a) Tangible Assets. Exhibit A hereto contains an accurate and complete description of all material fixed and other tangible assets owned, leased, or used by the Seller, including, without limitation, improvements to leased property and real property, plants and structures located thereon, equipment located therein, vehicles, and all personal property relating to Seller and its business and properties. All such plants, structures, machinery, and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. All such plants, structures, machinery, and equipment conform in all respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning, and building laws and ordinances; and Seller has not received any notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning, or other law, in respect of its plants, structures, properties, or operations. None of such real property is currently the subject of any eminent domain, condemnation, or similar proceeding and, to the best of the Seller's knowledge, no such proceeding is threatened. Seller is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to Seller's knowledge, threatened proceedings that might interfere with Buyer's quiet enjoyment of such real property.

            (b) Material Contracts. Exhibit A also contains a complete and accurate list of all contracts and agreements for the performance of services or the purchase or leasing of property by Seller of an amount or value in excess of $10,000 ("Material Contracts"). Each of the Material Contracts is in full force and effect and is valid and enforceable in accordance


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      with its terms, and Seller and each other person that has or had any obligation under a Material Contract is in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable under any Material Contract with any person.

            (c) Intangible Assets. Exhibit A also contains an accurate and complete description of all intangible assets owned or used by Sellers, including without limitation, copyrights, patents, tradenames, trademarks, and servicemarks (collectively, the "Intangible Assets"). Seller has sole, full, and clear title to the Intangible Assets for the goods and services for which such Intangible Assets are used and all registrations thereof are valid and subsisting and are in full force and effect. Seller has the sole, full, and clear title to each copyright in the Intangible Assets and all the registrations thereof are valid and subsisting and are in full force and effect. Seller (either itself or through its licensees) has placed and will continue to place appropriate notice of copyright on all copies embodying such copyrighted works which are publicly distributed, and Seller will not (and will not permit any licensee thereof to) do any act or knowingly omit to do any act whereby any copyright may become invalidated or dedicated to the public domain.

      2.2 Existence; Good Standing; Corporate Power and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller is not qualified to do business as a foreign corporation and neither the character of the properties owned or leased by it or the transaction of its business makes such qualification necessary. Seller has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted.

      2.3 Authorization, Validity, and Effect of Agreements. Seller and the Shareholders have full power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the transactions contemplated hereby have been approved by Seller's Board of Directors and shareholders and the consummation by Seller of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller and the Shareholders, enforceable in accordance with their respective terms.


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      2.4 Capitalization. The 1,000 shares of common stock, no par value, of
Seller (the "Seller Shares") are owned beneficially and of record by the Shareholders as set forth on the Seller Disclosure Letter. Seller does not have any outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter. All issued and outstanding Seller Shares are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. None of the outstanding Seller Shares are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

      2.5 Other Interests. Seller does not own, directly or indirectly, nor has any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

      2.6 No Violation. Neither the execution and delivery by Sellers of this Agreement nor the consummation by Seller and the Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Seller; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of Seller or any Shareholder pursuant to any commitment, lease, contract, or other material agreement or instrument to which Seller or any Shareholder is a party (including any Material Contract); or
(iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any Shareholder.

      2.7 Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to Seller or any Shareholder in connection with the execution and delivery of this Agreement by Seller or any Shareholder, or the consummation by Seller or any Shareholder of the transactions contemplated hereby, which has not been made or obtained.

      2.8 Financial Statements. Prior to the date hereof, the Seller has delivered to SCB true and complete copies of (a) the unaudited financial statements of Seller as of and for the year ended December 31, 1998; and (b) the unaudited financial statements of Seller as of and for the period ended April 30, 1999. The historical balance sheets provided to SCB by Seller (including the related notes and schedules) fairly present the financial position of Seller as of their respective dates and the historical statements of income, stockholders' equity, and cash flows provided to SCB by Seller (including any related notes and schedules) fairly present the results of operations, stockholders' equity, and cash flows of Seller for the periods set forth therein, in each case in accordance with


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generally accepted accounting principles consistently applied, except as may be noted therein. All financial statements provided by Seller to SCB have been prepared from the books and records of Seller, which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of Seller. As of the Closing Date, Seller did not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet dated December 31, 1998, except for current liabilities incurred in the ordinary course of business since such date.

      2.9 No Material Adverse Changes. Since December 31, 1998, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, prospects or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of the Seller; (ii) any dividend declared or paid or distribution made on the capital stock of Seller, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by Seller of long term debt for borrowed money; (iv) any increases in salary, bonus, or other compensation to any officers, employees, or agents of Seller; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting Seller; or (vi) any other transaction entered into by Seller, except in the ordinary course of business and consistent with past practice.

      2.10  Tax Matters.

            (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

            (b) Seller has duly and timely filed all Tax Returns required to be filed by it and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable by Seller. True and correct copies of all Tax Returns relating to federal taxes and sales taxes for the period from organization through December 31, 1998 have been heretofore delivered to SCB. The accruals and reserves for Taxes contained in the financial statements and carried on the books of Seller


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      are adequate to cover all Tax liabilities. Since December 31, 1998, Seller has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens upon any properties or assets of Seller (whether real, personal, or mixed, tangible or intangible), and there are no pending or, to the Shareholders' knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against Seller, and the Shareholders are aware of no substantial basis for any such claims. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Seller is not a party to any Tax allocation or sharing agreement. Seller has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder.

            (c) The Seller Disclosure Letter lists each jurisdiction in which each Seller files tax returns for each period or portion thereof ending on or before the Closing Date. Except as set forth in the Seller Disclosure Letter, there is no reason outstanding against Seller by any taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (d) All material elections with respect to Taxes affecting Seller as of the date hereof are set forth in the Seller Disclosure Letter.

            (e) All joint venturers, partnerships, or other arrangements or contracts to which Seller is a party and that could be treated as a partnership for federal income tax purposes are set forth in the Seller Disclosure Letter.

            (f) Seller (i) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by Seller; (ii) has not agreed, or is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Seller for Taxes; (iii) has not made an election, or is not required, to treat any asset of Seller as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.


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      2.11  Employees and Fringe Benefit Plans.

            (a) The Seller Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of Seller and all employees of Seller, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

            (b) The Seller Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing, or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of Seller, whether legally binding or not, that affects one or more of Seller's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). Seller does not have, sponsor, or participate in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

            (c) For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, Seller has delivered to SCB correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

            (d) Seller does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan;
      (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The Seller Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

            (e) Seller has no unfunded past service liability in respect of any of its Plans; neither Seller nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or
      Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner; there is no litigation, disputed claim, governmental proceeding, or investigation pending or threatened with respect to any of the Plans, the related trusts, or any


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      fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

            (f) Seller has complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

            (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Seller to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of Seller to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

            (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

            (i) Neither Seller nor any member in a "controlled group" with Seller (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

      2.12 Accounts Receivable. All accounts receivable of Seller reflected on the accounting records of Seller as of the date hereof (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible, net of the respective reserves shown on the accounting records of Seller as of the date hereof (which reserves are adequate and calculated consistent with past practice and will not represent a greater percentage


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of the Accounts Receivable as of the date hereof than the reserve reflected in the balance sheet dated December 31, 1998, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

      2.13 Lawful Operations. Seller has been and currently is conducting its business, and each of the premises leased or owned by Seller have been and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same.

      2.14 Litigation. There is no suit, action, or proceeding pending or, to the knowledge of any of the Shareholders or Seller, threatened against or affecting Seller or the Transferred Assets. Seller is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

      2.15 Corporate Records; Other Information. The minute books of Seller, copies of which have been provided to SCB, reflect all meetings of the boards of directors, committees of the boards of directors, and the shareholders thereof. All documents and other written information as to existing facts relating to Seller and its assets and liabilities which have been provided to SCB in connection with this Agreement are true, correct, and complete in all material respects except to the extent that any such documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that were provided to SCB.

      2.16  Hazardous Substances.

            (a) Seller has not authorized nor conducted nor has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law (as defined below), or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product, or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled, or potentially subject to any remediation requirement under any environmental law (collectively, "Hazardous Materials"), on, in, or under any real property owned, leased, or by any means controlled by them;

            (b) Seller is in compliance with all federal, state, and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, "Environmental Laws");

            (c) Seller has been, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws;

            (d) Seller has not received any written or oral notice from any governmental entity or any other person and there is no pending or, to Seller's or any Shareholder's knowledge, threatened claim, litigation or any administrative agency proceeding that: alleges a violation of any Environmental Law by Seller; alleges Seller is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased, or controlled by Seller; or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on its activities or the activities of Seller's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

      2.17 Certain Business Practices and Regulations. Neither Seller, nor to any of the Shareholder's knowledge, any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

      2.18 No Brokers. Seller has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of Seller, any Shareholder, SCB, or Buyer pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      2.19 Consents and Approvals. Seller has obtained all consents, approvals, authorizations, or orders of third parties, including governmental authorities, necessary for the authorization, execution, and performance of this Agreement, which consents, approvals, authorizations, and orders are listed on the Sellers Disclosure Schedule.

      2.20 Year 2000. All information systems, equipment and software used by the Seller complies with necessary requirements to function properly and efficiently before, during and after the year 2000, or between the years 1999 and 2000, taking into account all leap years, and further, that when used in combination with, or interfacing with, other information systems and software, shall accurately accept, release and exchange date data. All reprogramming, remediation and other corrective action, including all testing of such systems, equipment and software will be completed by September 1, 1999, and the cost thereof, as well as the cost of the consequences of failure to become year 2000 compliant, to the Seller will not result in a Seller Material Adverse Effect.

      2.21 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of Seller ("Insurance Policies") are described in the Seller Disclosure Letter and have been made available to SCB. The Insurance Policies are in full force and effect. Seller is not in default with respect to any material provision contained in any Insurance Policy. Seller has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

      2.22 Full Disclosure. All of the information provided by the Seller and Shareholders and their representatives herein or in the Seller Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by the Seller or the Shareholders in or pursuant to this Agreement or the Seller Disclosure Letter contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF SCB AND BUYER

      SCB and Buyer, jointly and severally, represent, and warrant to the Seller and Shareholders as follows:

      3.1 Existence; Good Standing; Corporate Authority. SCB is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Buyer is duly incorporated, validly existing, and in good standing under the laws of the State of Arizona. SCB is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of SCB (an "SCB Material Adverse Effect"). SCB has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

      3.2 Authorization, Validity, and Effect of Agreements. SCB and Buyer have the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SCB and Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of SCB and Buyer, enforceable in accordance with their respective terms.

      3.3 No Violation. Neither the execution and delivery by SCB or Buyer of this Agreement, nor the consummation by SCB of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of SCB or Buyer; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of SCB or Buyer pursuant to any material commitment, lease, contract, or other material agreement or instrument to which SCB or Buyer is a party; or
(iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to SCB or Buyer.

      3.4 No Brokers. Neither SCB nor Buyer has entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of SCB, Buyer, Seller, or the

Shareholders to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE 4.

                                    COVENANTS

      4.1 Change in Name; Use of Name. Within five (5) business days after the Closing Date, the Shareholders shall deliver to SCB all such executed documents as may be required to change Seller's name to other names bearing no similarity to "Global Services, Inc." including, but not limited to, name change documents in form suitable for filing with the Secretary of State of Colorado, and an appropriate name change notice for each state where Seller is qualified to do business. The Shareholders hereby appoint SCB as their attorney-in-fact to file all such documents on or after the Closing Date. From and after the Closing Date, the Shareholders will sign such consents and take such other actions as SCB or Buyer shall reasonably request in order to permit SCB and Buyer to use the name "Global Services, Inc." and any variations thereof. From and after the Closing Date, neither Seller nor the Shareholders will use the name "Global Services, Inc." or any names similar thereto or variants thereof.

      4.2 Further Assurances. SCB and Buyer, from time to time after the Closing and at the Shareholders' reasonable request, and Seller and the Shareholders from time to time after the Closing and at SCB's reasonable request, will execute, acknowledge, and deliver to Seller, the Shareholders, Buyer, or SCB, as the case may be, such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Seller, the Shareholders, Buyer, or SCB, as the case may be, may reasonably require in order to better enable the other party to complete, perform, or discharge any of the liabilities or obligations assumed hereunder. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                   ARTICLE 5.

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

      5.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles 2 and 3 of this Agreement shall survive for a period of one year from the effective date hereof.

      5.2 Indemnification by Seller and the Shareholders. Subject to the provisions of this Article 5 and the Escrow Agreement, Seller and the Shareholders, jointly and severally, in accordance with the Escrow Agreement, agree to indemnify and hold harmless SCB and Buyer, and each officer, director, employee, or other agent thereof and their respective estates (each being an "SCB Indemnified Party"), from and against any and all claims, losses, damages, liabilities, and expenses (including without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) reasonably incurred by such SCB Indemnified Party in connection with each and all of the following:

            (a) any misrepresentation or breach of any warranty made by Seller or the Shareholders in this Agreement;

            (b) the nonfulfillment or breach of any covenant, agreement, or obligation of Seller or the Shareholders contained in or contemplated by this Agreement;

            (c) any misrepresentation or breach of any warranty contained in any statement, certificate, or other document furnished by Seller or the Shareholders pursuant to this Agreement or in connection with the transaction contemplated by this Agreement; and

            (d) any attempt (whether or not successful) by any person to cause or require such SCB Indemnified Party to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such SCB Indemnified Party to indemnification pursuant to clauses (a) through (c) of this Section 5.2 or would constitute a breach of any such representation, warranty, or agreement under this Agreement.

      5.3. Indemnification Procedure. Subject to the provisions of the Escrow Agreement, if in effect, an SCB Indemnified Party shall promptly notify the Seller and Shareholders of any claim, demand, action, or proceeding for which indemnification will be sought under Section 5.2 of this Agreement, and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the Seller and the Shareholders will have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the SCB Indemnified Party. The SCB Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, SCB, Buyer, Seller and the Shareholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the SCB Indemnified Party. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and the Seller and Shareholders propose to accept such settlement, and the SCB Indemnified Party refuses to consent to such settlement, then: (i) the Seller and Shareholders shall be excused from, and the SCB Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the Seller and Shareholders relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the SCB Indemnified Party on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.


                                   ARTICLE 6.

                               GENERAL PROVISIONS

      6.1 Assignment of Seller's Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or attempt to assign any contract or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder. If after Seller has used its best efforts to obtain a consent of any such other party to such contract or agreement, such consent shall not be obtained or an attempted assignment thereof would be ineffective and would affect the rights of Seller thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or agreement, including the enforcement, for the benefit of the Buyer, of any and all rights of Seller or Buyer against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

      6.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to SCB or Buyer:                 If to Seller or the Shareholders:

      Ben C. Bryant, Jr.                  Global Services, Inc.
      President and Chief                 8049 Bellflower Court
        Executive Officer                 Niwot, Colorado 80503
      SCB Computer Technology, Inc.
      1365 West Brierbrook Road
      Memphis, Tennessee  38138

      with a copy to:                     with a copy to:

      Jennifer H. Noonan                  Ronald J. Snow
      Bass, Berry & Sims PLC              McGloin, Davenport, Severson and Snow
      2700 First American Center          1600 Stout Street, Suite 1600
      Nashville, Tennessee  38238         Denver, Colorado 80202-3103

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

      6.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      6.4 Entire Agreement. This Agreement, the Exhibits, the Seller Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      6.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      6.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

      6.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each separate signature page may be transmitted by facsimile or expedited delivery service for assembly as an integrated document or otherwise as the parties may agree. Any signature pages sent by facsimile shall be followed by overnight delivery within two (2) business days.

      6.8 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      6.9 Incorporation of Exhibits. The Seller Disclosure Letter and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      6.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      6.11 Expenses. Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

      6.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              SCB COMPUTER TECHNOLOGY, INC.


                              By:
                              Title:


                              PARTNERS RESOURCES, INC.


                              By:
                              Title:


                              GLOBAL SERVICES, INC.


                              By:
                              Title:


                              THE SHAREHOLDERS:



                              Kenneth L. Spencer



                              Stephen K. McEvoy



                              Gary K. Hill



                              Harlan L. Leavitt